Exhibit 10.1

THIS DISTRIBUTION AGREEMENT is made on the              day of              2015

BETWEEN:

1.	Laputa Eco-Construction Material Company Limited (BR No.35832195), having its registered office at Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hung Hom, Hong Kong (the “Supplier”); and

2.	TioStone Environmental Limited (BR No.38903587), having its registered office at Unit 401, 4th Floor, Harbour Centre Tower 1, 1 Hok Cheung Street, Hung Hom, Hong Kong (“the Distributor”).

(hereinafter collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS:

A.	The Supplier carries on the business of developing and manufacturing environmentally friendly and low carbon precast concrete products (i.e. concrete pavers and concrete partition blocks).

B.	The Distributor is a Hong Kong company that carries on the business of, inter alia, product distribution.

C.	The Supplier now wishes to appoint and engage the Distributor, and the Distributor wishes to accept the appointment and engagement, for the distribution of products of the Supplier in Hong Kong in accordance with the terms and conditions of this Agreement.

WHEREBY IT IS AGREED as follows:

1	Definitions

1.1	“Commencement Date” shall mean 1 January 2015.

1.2	“Minimum Purchase Requirement” shall mean the value of Products to be purchased by the Distributor in respect of each Year as set out in Clause 2.6.

1.3	“Product(s)” shall mean those products listed in Schedule 1, as updated by the Supplier in writing, or as otherwise agreed by the Parties in writing from time to time.

1.4	“Territory” shall mean those areas listed in Schedule 3, as updated by the Parties in writing, or as otherwise agreed by the Parties in writing from time to time.

1.5	“Trade Mark(s)” shall mean those trademarks and trade names listed in Schedule 4, provided that the Supplier may add trademarks to the list from time to time by notice to the Distributor and may remove trademarks from the list from time to time upon six (6) months’ notice to the Distributor.

1.6	“Year” shall mean any twelve-month period starting on the Commencement Date or any anniversary of the Commencement Date.

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2	Terms of Distribution

2.1	Appointment. The Supplier hereby appoints the Distributor to be an exclusive distributor as provided herein to import, market, distribute and sell only in the Territory the Products under the Supplier’s Trade Marks under Schedule 4 during the continuance of this Agreement. Despite the foregoing, the Supplier shall nonetheless be entitled to engage in direct sale of the Product(s) at any time in Hong Kong or any other locations at its own absolute discretion, subject only to the Supplier serving on the Distributor a written notice 2-month in advance of doing so.

2.1.1	The Distributor further undertakes not to engage in any business cooperations with any other suppliers and/or manufactures other than the Supplier for the manufacturing and production of the Products, unless otherwise agreed by the Supplier.

2.2	Non-Agent. The Distributor shall not:

2.2.1	represent itself as an agent of the Supplier for any purpose; or

2.2.2	pledge the Supplier’s credit; or

2.2.3	give any condition or warranty on the Supplier’s behalf; or

2.2.4	make any representation on the Supplier’s behalf; or

2.2.5	commit the Supplier to any contracts; or

2.2.6	otherwise incur any liability for or on behalf of the Supplier.

2.3	Price. The prices to be paid by the Distributor to the Supplier for the Products are as set out in Schedule 2 of this Agreement. The Supplier may at any time and from time to time adjust the price of the Products at its absolute discretion by giving not less than 30 days prior written notice to the Distributor. The price for the sale of the Products by the Distributor in the Territory shall not exceed the maximum resale price to be specified in Schedule 2 by the Supplier from time to time. The Distributor is responsible for shipment and insurance. Risk of loss shall pass to the Distributor at the shipping point of the products. The Distributor alone is responsible for importing the Products into the Territory (where necessary), including the payment of any and all duties, customs clearance charges, and the like, and shall be the importer of record.

2.4	Forecast. Prior to commencement of each Year, the Distributor shall, at its option, notify the Supplier in writing of its monthly forecast of the quantities of each type of Product that it expects to buy from the Supplier for delivery during each of the ensuing months of the Year. Such forecast shall be for reference only and shall not be binding on either Party.

2.5	Purchase Order. Actual purchases by the Distributor under this Agreement shall be through purchase orders submitted by the Distributor in compliance with all terms of this Agreement. The Distributor’s purchase order shall specify shipping date which shall not be sooner than ninety (90) days after the delivery of the purchase order to the Supplier (or within any timeframe as may be mutually agreed by the Parties) and to the extent that the orders do not exceed the forecast for each type of Products provided by the Distributor under Clause 2.4 above, failing which the Supplier shall have the right to refuse and/or make necessary modifications to the said order the Supplier deems appropriate.

2.6	Minimum Purchase Requirements. There are no Minimum Purchase Requirements prescribed for this Agreement.

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2.7	Payment. The terms of purchase shall be net 60-90 days upon tendering of invoices within 7 days from the end of each month to the Distributor. The price chargeable by the Supplier to the Distributor for the Product(s) shall be fixed at 85% of the resale price of the Products by the Distributor, to be reviewed and amended mutually on a yearly basis. Late payment is subject to interest at the Supplier’s standard rate.

2.8	Changes to Products. On giving 1 months’ notice in writing to the Distributor, the Supplier may unilaterally vary Schedule 1 as it thinks fit to exclude one or more of the Products from this Agreement without reason and/or compensation to the Distributor. Further, the Supplier may at its absolute discretion make changes to the specifications of the Products, provided the changes do not adversely affect the quality of the Products. The Supplier shall give notice of any changes to Product specifications to the Distributor as soon as reasonably practicable.

2.9	Title. Title of any shipment of Products shall not pass to the Distributor until the Supplier has received payment in full of all sums due to it in respect of all shipments of the Products imported by the Distributor.

2.9.1	Until title in the Products passes, the Distributor shall:

2.9.1.1	hold the Products as bailee for the Supplier, taking proper care of them and taking all reasonable steps to prevent any damage to or deterioration of them;

2.9.1.2	store and keep the Products separately, so as to show clearly that they belong to the Supplier;

2.9.1.3	not sell or part with possession of the Products; and

2.9.1.4	keep the Products free from any mortgage, charge, lien or other encumbrance.

3	Term

3.1	This Agreement shall remain in force for a period of 5 years beginning on the Commencement Date (“Initial Term”) and shall automatically renew on the same term of one year thereafter unless or until terminated by either Party giving the other not less than 6 months notice in writing before the end of the then current term, or unless either Party gives the other notice of termination for breach as provided in Clause 10 below. After the Initial Term, failure of the Parties to agree on a Minimum Purchase Requirement for the successive Year 3 months in advance of the automatic renewal shall also be deemed to be notice by each Party to the other of intention not to renew.

4	Undertaking of the Supplier

4.1	The Supplier shall for the duration of this Agreement:

4.1.1	supply the Products to the Distributor for sale;

4.1.2	provide any information and reasonable support, including but not limited to the supply of promotional and marketing materials, that may reasonably be requested by the Distributor to enable it to discharge its duties under this agreement properly and efficiently; and

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4.1.3	approve or reject any promotional and marketing information or material and ideas proposed, prepared and submitted by the Distributor within 14 days of receipt.

4.2	The Supplier further warrants that he has good title to the Products supplied to the Distributor. If any Product is shown to the reasonable satisfaction of the Supplier within 2 month after receipt to have been defective upon receipt, the Supplier shall replace the Product free of charge or refund the price paid by the Distributor. Further, if any of the Products supplied to the Distributor are unable to pass any of the quality test(s) performed by an independent laboratory recognized under The Hong Kong Laboratory Accreditation Scheme (HOKLAS) engaged by the Distributor, the Supplier shall also replace the relevant Products free of charge or refund the price paid by the Distributor upon the Supplier receiving the relevant testing report/result. The findings and decisions of the said independent laboratory so engaged for testing of the Products shall be final and binding on the Parties.

5	Undertaking of the Distributor

5.1	The Distributor shall for the duration of this Agreement:

5.1.1	use its best effort to promote the distribution and sale of the Products in the Territory and to employ sufficient personnel and/or staff to ensure the proper fulfilment and/or discharge of its duties under this Agreement;

5.1.2	not to alter or modify the Products, or to treat or deal with the Products contrary to their supply by the Supplier under this Agreement except with the Supplier’s prior written consent;

5.1.3	keep full and proper books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to the Products, and to allow the Supplier, on reasonable notice, access to its accounts and records relating to the Products for inspection;

5.1.4	pay or ensure payment on the due date to the Supplier of all sums due to the Supplier for sales of the Products;

5.1.5	ensure compliance to all legislation, rules, regulations and statutory requirements (if any) in relation to the Products existing in the Territory from time to time, costs of which to be borne by the Distributor. However, if new rules or regulations affecting the Products or their supply or distribution come into effect in the Territory, the Distributor and the Supplier shall cooperate on working out the necessary compliance, or if they do not so agree then shall cease distribution of the affected products;

5.1.6	refer all enquiries received by it for the sale of the Products outside the Territory to the Supplier;

5.1.7	not to market the Products outside the Territory or export or assist in the export of the Products from the Territory without the Supplier’s prior written consent, and shall not establish any warehouse, sub-distributor, or office outside the Territory in connection with the sales of the Products outside the Territory;

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5.1.8	The Distributor shall not directly or indirectly, alone or in conjunction with any other person, firm or corporation:

5.1.8.1	manufacture or distribute any products which compete with the Products;

5.1.8.2	actively seek customers for, or market the Products outside the Territory or export or assist in the export of the Products from the Territory without the Supplier’s prior written consent; and

5.1.8.3	procure the supply of the Products from any other suppliers whatsoever that competes with the Products.

5.1.8.4	The obligation under this clause shall survive early determination or expiration of this Agreement for 3 years.

5.2	Unless otherwise agreed by the Parties in writing the cost of all advertising and sales promotion and the costs of performance the Distributor’s obligations under this Agreement shall be borne by the Distributor.

5.3	The Distributor shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by governmental or other authority in respect of the purchase, importation, sale, lease or other distribution of the Products.

5.4	The cost of all merchandising returns from customers relating to the Products shall be borne by the Distributor except in respect of Products which the Supplier is obliged to replace in accordance with Clause 4.2 above.

6	Representations and warranties

6.1	The Parties represent and warrant to each other that:

6.1.1	it is duly incorporated under the relevant laws;

6.1.2	it has the full power and capacity to enter into and perform its obligations under this Agreement;

6.1.3	this Agreement has been duly authorised and executed by it and constitutes valid, legally binding and enforceable obligations upon it;

6.1.4	the making of this Agreement and the compliance with its terms will not result in violation of in any material respect any provision contained in any agreement or instrument to which the Party is a party or by which it is bound or in any statute, law, rule, regulation, judgment, decree or order applicable to it;

6.1.5	no action, proceeding, litigation or dispute against it is presently taking place or pending which would or might materially threaten or inhibit its ability to perform its obligations under this Agreement;

6.1.6	all governmental or official approvals, consents, notarizations, legalization and registrations required in relation to the making, performance and validity of this Agreement have been obtained by it at the time they were required and are, to the extent required, in full force and effect; and

6.1.7	no petition has been presented, no order has been made and no resolution has been passed for its bankruptcy, winding-up, liquidation or dissolution.

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7	Trademark

7.1	The Supplier grants to the Distributor a non-exclusive, royalty-free, non-transferrable right to use the trade mark and names as set out in Schedule 4 of this Agreement only in the promotion, advertisement and sale of the Products, subject to and for the duration of this Agreement. The Distributor acknowledges and agrees that all rights in the Trade Marks shall remain in Supplier, and that Distributor has and will acquire no right in them by virtue of the discharge of its obligations under this Agreement, except for the right to use the Trade Marks as expressly provided in this Agreement.

7.2	The Supplier makes no representation or warranty as to the validity or enforceability of the Trade Marks nor as to whether they infringe any intellectual property rights of third parties in the Territory

7.3	The Trade Marks shall not be used in any manner liable to alter, change, invalidate the registration and/or prejudice the right and/or ownership of the Supplier in respect of the Trade Marks and the Distributor shall not permit them to be used by third parties or register any of the Supplier’s patents, trademarks, trade or brand names, registered designs or other intellectual property rights without the prior consent of the Supplier.

7.4	The Distributor shall not do, or omit to do, anything in its use of the Trade Marks that could adversely affect their validity or reputation.

7.5	The Distributor shall promptly notify the Supplier in writing of any unauthorized use in the Territory of its Trade Marks. At the request of the Supplier the Distributor shall take part in and/or give assistance in respect of any legal proceedings and execute any documents and take any action reasonably necessary to protect the Trade Marks in the Territory at the Supplier’s cost.

7.6	On expiry or termination of this Agreement all licences and/or rights referred to in this Clause shall expire and the Distributor agrees to immediately cease and desist from using the Supplier’s intellectual properties unless otherwise agreed by the Parties.

8	Confidentiality

8.1	Save as required by any applicable laws or for the purposes of performing this Agreement, each of the Parties shall keep secret and confidential and not to disclose or communicate to any person any terms of this Agreement (including the existence of this Agreement) and any information obtained by reason of performing the contents of this Agreement including but not limited to trade secrets, commercially sensitive information, etc. without the prior written approval of the other Party. This restriction shall continue to apply after termination of this Agreement, but shall cease to apply to information or knowledge which properly have come into the public domain through no fault of the Party so restricted.

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9	Liability

9.1	The Supplier shall not in any circumstance be liable to the Distributor for any indirect or consequential loss or damage (whether for loss of profit, contracts, business, goodwill or otherwise and whether due to the negligence of the Supplier, its employees or agents or otherwise) in relation to the manufacture, supply, sale and/or use of the Products by the Distributor or any customer, unless otherwise provided for in this Agreement.

9.2	The Distributor shall indemnify the Supplier against any and all losses, damages, costs, claims, demands or other liabilities made against or expenses suffered by the Supplier (whether direct, indirect or consequential and including but not limited to loss of profit and legal and other professional expenses) arising from or in connection with any breach of the Distributor’s obligations under this Agreement.

10	Termination

10.1	This Agreement may be terminated without prejudice to any right or remedy either Party may have against the other for breach or non-performance of this Agreement if any of the following circumstances arise:

10.1.1	Either Party commits a serious, material, or grave breach of this Agreement or persistent breaches of this Agreement including, but not limited to, non-performance, default or neglect of that Party’s duties under this Agreement and such breach remains un-remedied for 30 (thirty) days after notice of such breach has been given by the non-defaulting Party;

10.1.2	Either party has been presented a petition, order and/or resolution has been presented for its bankruptcy, winding-up, liquidation or dissolution; and

10.1.3	Either Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business.

10.2	Further, the Supplier may terminate this Agreement immediately without paying compensation and giving notice, but without prejudice to its own right to sue for damages and/or compensation, where:

10.2.1	the Distributor has more than HK$20,000,000 in outstanding invoices or any invoices (regardless of any amount) that have become overdue for 90 days of more;

10.2.2	where the conduct of the Distributor is likely to, in the sole opinion of the Supplier at its absolute discretion, have a serious or detrimental effect upon the Supplier’s business, reputation, products and affairs;

10.2.3	where the Distributor commits any acts of dishonesty, fraud or theft; and

10.2.4	the Distributor has not completed by the end of a Year of this Agreement’s term the agreed Minimum Purchase Requirement.

10.3	Upon termination of this Agreement,

10.3.1	the Distributor shall at the request of the Supplier promptly return to the Supplier all documentation in his possession or control relating to the Products or the Suppliers business activities and affairs; and

10.3.2	the Supplier shall be under no obligation to purchase or make any refund for any remaining inventory with the Distributor. The Distributor shall at its option arrange for the disposal or sale of any of the remaining inventory in the Territory in accordance with the terms and conditions of this Agreement, or if agreed by the Supplier returning the remaining inventory to the Supplier without consideration.

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11	Notice

11.1	To be effective, any notice given by any of the Parties must be in writing and must be served on the other Party by personal delivery, pre-paid recorded delivery, first class post, internationally recognized commercial courier (such as but not limited to DHL or FedEx), or by telex or facsimile transmission, to the receiving Party’s address set out in this Agreement or such subsequent addresses as may be notified by the Parties to each other.

11.2	Any such notices shall be deemed to be effectively served as follows:

11.2.1	In the case of service by other than electronic means, upon delivery; and

11.2.2	In the case of service by telex or facsimile transmission on the next working day.

12	General

12.1	This Agreement constitutes the entire agreement between the Parties with respect to all subject matters herein involved and supersedes any previous expression of intent, undertaking or agreement with respect thereto.

12.2	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

12.3	Each party hereto shall bear its/his own legal costs and expenses in connection with the preparation and execution of this Agreement.

12.4	This Agreement shall be binding and inure to the benefit of the Parties and their respective successors and assigns

12.5	This Agreement may be executed in any number of counterparts and by parties to it on separate counterparts, each of which so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

12.6	A person not party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).

12.7	Each of the Parties participating in the drafting, negotiating and signing of the Agreement has been advised to and was given ample opportunity to seek independent legal advice, and is deemed to have obtained such independent legal advice upon signing of this Agreement.

12.8	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong. Each of the parties hereby submits to the exclusive jurisdiction of the courts of Hong Kong.

12.9	No failure of any Party to this Agreement to pursue any remedy resulting from a breach of this Agreement by another Party shall be construed as a waiver of that breach by that Party or as a waiver of any subsequent or other breach.

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IN WITNESS of which the Parties have signed this Agreement the day, month and year first above written.

For and on behalf of

Laputa Eco-Construction Material Company Limited

Signature:_________________________________

Authorised signatory

Name:

Position:

For and on behalf of

TioStone Environmental Limited

Signature:_________________________________

Authorised signatory

Name:

Position:

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Schedule 1

Product(s)

The Distributor will market, promote and canvass for sale the following product(s):

Environmentally friendly and low carbon precast concrete products (i.e, concrete pavers and concrete partition blocks), names and descriptions of which are further set out as follows:

1. Eco Glass

2. Tio2

Schedule 2

Prices

To be mutually agreed by the Parties, to be adjusted from time to time.

Maximum resale prices by the Distributor

To be mutually agreed by the Parties, to be adjusted from time to time.

Schedule 3

Territory

The geographical area of the customer base of the Distributor will be:

Hong Kong

Schedule 4

Trade Mark(s)

Product Trade Mark(s) licensed to the Distributor by the Supplier:

N/A

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